UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2021

Pacific Coast Oil Trust

(Exact name of registrant as specified in its charter)

Delaware	1-35532	80-6216242
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

The Bank of New York Mellon Trust Company, N.A. 601 Travis, Floor 16 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 236-6555

Not applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company                 ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 8.01	Other Events.

As previously disclosed, in November 2019, Pacific Coast Energy Company, LP (“PCEC”) informed The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) of Pacific Coast Oil Trust (the “Trust”), that, as permitted by the Conveyance of Net Profits Interests and Overriding Royalty Interest (the “Conveyance”) pursuant to which PCEC previously conveyed to the Trust net profits interests (the “Net Profits Interests”) and an overriding royalty interest (the “Royalty Interest”) in certain oil and natural gas properties located onshore in California (the “Underlying Properties”), PCEC intended to begin deducting its estimated asset retirement obligations (“ARO”) associated with the West Pico, Orcutt Hill, Orcutt Hill Diatomite, East Coyote and Sawtelle fields, thereby reducing the amounts payable to the Trust under the Net Profits Interests. ARO is the accounting recognition related to plugging and abandonment obligations that all oil and gas operators face. PCEC engaged an accounting firm, Moss Adams LLP (“Moss Adams”), acting as third-party consultants, to assist PCEC in determining its estimated ARO, and on February 27, 2020, PCEC informed the Trustee that based on the analysis performed by Moss Adams, PCEC’s estimated ARO, as of December 31, 2019, was $45,695,643, which is approximately $10.0 million less than the undiscounted amount that was originally estimated before Moss Adams completed its analysis, as previously disclosed in the Trust’s Current Report on Form 8-K filed on November 13, 2019.  According to PCEC and its third-party consultants, its estimated ARO, which reflected PCEC’s assessment of current market conditions as of December 31, 2019 and changes in California law, was determined to be approximately $33.2 million for the developed properties (which encompass the proved developed reserves as of December 31, 2011 on the Underlying Properties) and approximately $12.5 million for the remaining properties (which encompass all other development potential on the Underlying Properties), or approximately $26.5 million and approximately $3.1 million net to the Trust, respectively, and PCEC has reflected these amounts beginning with the calculation of the net profits generated during January 2020. The accrual has resulted in a current cumulative net profits deficit of approximately $24.4 million, which must be recouped from proceeds otherwise payable to the Trust from the Trust’s Net Profits Interests.

As described in more detail in the Trust’s filings with the Securities and Exchange Commission, the Trust will terminate if the annual cash proceeds received by the Trust from the Net Profits Interests and the Royalty Interest total less than $2.0 million for each of any two consecutive calendar years. Because of the cumulative net profits deficit resulting from PCEC’s deduction of estimated ARO beginning in the first quarter of 2020, the only cash proceeds the Trust has received since March 2020 have been attributable to the Royalty Interest. As a result, the total proceeds received by the Trust in each of 2020 and 2021 were less than $2.0 million. Therefore, the Trust had been expected to terminate by its terms at the end of 2021.

On December 8, 2021, Evergreen Capital Management LLC (“Evergreen”) filed an Amended Class Action and Shareholder Derivative Complaint alleging a derivative action on behalf of the Trust and against PCEC in the Superior Court of the State of California for the County of Los Angeles (the “Court”).

On December 10, 2021, Evergreen filed a motion for a preliminary injunction, seeking to (1) enjoin the Trustee from dissolving the Trust, (2) enjoin PCEC from dissolving the Trust, (3) direct PCEC to account for all monies withheld from the Trust on the basis of ARO costs since September 2019, and (4) direct PCEC to place such monies in escrow. Also on December 10, 2021, Evergreen filed a motion for a temporary restraining order, seeking to (1) enjoin the dissolution of the Trust, (2) enjoin the Trustee from taking any action toward the dissolution of the Trust, and (3) enjoin PCEC from taking any action toward the dissolution of the Trust.

On December 16, 2021, the Court granted Evergreen’s application for a temporary restraining order, which will remain in effect until the Court either grants or denies Evergreen’s motion for a preliminary injunction or until further order of the Court. Accordingly, the Trust will not dissolve at the end of 2021 and commence the process of selling its assets and winding up its affairs, and any dissolution of the Trust will not occur until after the Court’s ruling following the hearing on Evergreen’s motion for a preliminary injunction, which is scheduled for February 14, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Coast Oil Trust

	By:	The Bank of New York Mellon Trust Company, N.A., as Trustee

Date: December 23, 2021		By:	/s/ Sarah Newell
Sarah Newell
Vice President